EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES THE RETIREMENT

OF FOUR EXECUTIVE OFFICERS

Corporate restructure reduces executive officer ranks by more than 25 percent;

Kellner elected chief operating officer

HOUSTON, March 19, 2003 - Continental Airlines (NYSE: CAL) today announced the retirement of four senior executive officers: George Mason, senior vice president technical operations; Bonnie Reitz, senior vice president sales and distribution; Barry Simon, senior vice president international; and Kuniaki (Jun) Tsuruta, senior vice president purchasing and material services, effective March 25, 2003.

"These executives have each made significant contributions to Continental Airlines and have played important roles in the success of our company," said Gordon Bethune, chairman and chief executive officer. "With their leadership, we have consistently outperformed our competitors in nearly every measure, delivering superior operating performance and the best product in the airline industry."

With these retirements and the previously announced retirement of its chief operating officer, Continental's executive officer group has been reduced by more than 25 percent. Following the events of Sept. 11, Continental's management and clerical group shrank by 20 percent, a level at which it remains today.

-more-

Executive Level Changes

Continental Airlines' board of directors elected President Larry Kellner as chief operating officer today, replacing C.D. McLean, whose retirement was announced on Tuesday.

Jeff Smisek, previously executive vice president corporate and secretary, has been named executive vice president of Continental, assuming additional responsibilities relating to corporate development and alliances. He continues to report to Chairman and CEO Gordon Bethune.

Jeff Misner, senior vice president and chief financial officer, who previously reported to Kellner, now reports to Bethune.

Sales and Marketing Reorganization

Jim Compton, formerly senior vice president pricing and revenue management, has been named senior vice president marketing, where he will oversee the company's domestic and international sales, marketing, reservations, network and distribution. He continues to report to Kellner.

Glen Hauenstein, previously senior vice president scheduling, assumes additional responsibilities as senior vice president network, overseeing revenue management, pricing and scheduling, and reports to Compton.

Operational Reorganization

Capt. Deborah McCoy, senior vice president flight operations, assumes additional responsibilities overseeing inflight food services and safety, reporting to Kellner.

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